EX-99.1

Antone F. Moreira
Vice President, Treasurer
And Chief Financial Officer
(201) 902-9600

SYMS CORP REPORTS RESULTS FOR THE FIRST QUARTER

Secaucus, New Jersey, July 2, 2007 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for its first quarter ended June 2, 2007.

For the thirteen weeks ended June 2, 2007, the Company had a net profit of $674,000 ($0.05 per share) as compared to $5,738,000 ($0.38 per share) for the 13-week period ended May 27, 2006. In the first quarter ended May 27, 2006, the Company recorded a pre-tax gain on the sale of real estate amounting to approximately $10,424,000. This resulted from the sale of its stores in May 2006, located in Dallas, Texas and Rochester, New York. The Dallas store has been replaced by a leased property located in Plano, Texas.

The Company’s net sales for the 13 weeks ended June 2, 2007 increased to $67,147,000 from $66,193,000 for the comparable 13 week period last year. Same store sales for the period ended June 2, 2007 increased 5.6% compared with the comparable 13 week period last year.

Syms Corp operates a chain of 34 “off-price” apparel stores located throughout Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first-quality, in season merchandise bearing nationally recognized designer and brand-name labels.

Certain information in this press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to the Company that are based on the beliefs of the management of the Company, as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions as they relate to the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events, the outcome of which is subject to certain risks, including, among others, general economic and market conditions, decreased consumer demand for the Company’s product, possible disruptions in the Company’s computer or telephone systems, possible work stoppages, or increase in labor costs, effects of competition, possible disruptions or delays in the opening of new stores or inability to obtain suitable sites for new stores, higher than anticipated store closings or relocation costs, higher interest rates, unanticipated increases in merchandise or occupancy costs and other factors which may be outside the Company’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.

(Financial Tables to Follow)

SYMS CORP
UNAUDITED STATEMENT OF OPERATIONS
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Thirteen	Thirteen
	Weeks	Weeks
	Ended	Ended
	6/2/2007	5/27/2006

Net Sales	$67,147	$66,193

Gross Margin	28,290	27,711

Operating Expenses	27,325	28,413

Gain on Sale of Real Estate	0	(10,424)

Net Profit After Taxes	$674	$5,738

Net Profit Per Share - Basic	$0.05	$0.38

Weighted Average
Shares Outstanding - Basic	14,701	14,925

SYMS CORP
UNAUDITED BALANCE SHEETS
(IN THOUSANDS)

	June 2,	May 27,
	2007	2006
ASSETS:
Current Assets
Cash	$33,157	$56,432
Receivables	2,401	3,126
Merchandise Inventory	68,807	71,384
Other Current Assets	12,303	10,611
Total Current Assets	116,668	141,553

Property & Equipment - Net	99,631	106,676

Other Assets	32,244	24,067

Total Assets	$248,543	$272,296

Liabilities & Shareholder's Equity:

Accounts Payable	$32,357	$37,454
Accrued Expenses	8,273	20,970
Other Current Liabilities	3,965	3,612

Total Current Liabilities	44,595	62,036

Other Long Term Liabilities	1,455	1,496

Shareholders' Equity	202,493	208,764

Total Liabilities & Capital	$248,543	$272,296